UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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INSWEB CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2006

Dear Stockholder:

This year’s annual meeting of stockholders will be held on Monday, July 24, 2006, at 3:30 p.m. local time, at the corporate headquarters of InsWeb Corporation, located at 11290 Pyrites Way, Suite 200, Gold River, California 95670. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy card in the postage-paid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy card or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.

A copy of InsWeb’s Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review InsWeb’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Very truly yours,
/s/ HUSSEIN A. ENAN
Hussein A. Enan
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 24, 2006

TO THE STOCKHOLDERS:

Please take notice that the annual meeting of the stockholders of InsWeb Corporation, a Delaware corporation (“InsWeb”), will be held on Monday, July 24, 2006, at 3:30 p.m. local time, at the corporate headquarters of InsWeb, located at 11290 Pyrites Way, Suite 200, Gold River, California 95670, for the following purposes:

1.                To elect one (1) Class I director to hold office for a three-year term and until his successor is elected and qualified.

2.                To consider and ratify the appointment of Ernst & Young LLP as InsWeb’s independent registered public accounting firm for the year ending December 31, 2006.

3.                To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on May 26, 2006 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at InsWeb’s principal offices located at 11290 Pyrites Way, Suite 200, Gold River, California 95670.

By order of the Board of Directors,

L. Eric Loewe
Senior Vice President, Secretary and General Counsel

Gold River, California
April 28, 2006

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of InsWeb Corporation, a Delaware corporation (“InsWeb” or the “Company”), for use at its annual meeting of stockholders to be held on July 24, 2006, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is June 9, 2006, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

SOLICITATION AND VOTING OF PROXIES

The cost of soliciting proxies will be borne by InsWeb. In addition to soliciting stockholders by mail, InsWeb will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of InsWeb registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. InsWeb may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. In addition, InsWeb has retained American Stock Transfer & Trust Co., a registrar and transfer agent firm, for assistance in connection with the annual meeting at no additional cost except for reasonable out-of-pocket expenses.

On April 26, 2006, there were 4,087,094 shares of InsWeb’s Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. InsWeb’s bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of InsWeb a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

INFORMATION ABOUT INSWEB

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 26, 2006, certain information with respect to the beneficial ownership of InsWeb’s Common Stock by (i) each stockholder known by InsWeb to be the beneficial owner of more than 5% of InsWeb’s Common Stock, (ii) each director of InsWeb, (iii) the Chief Executive Officer and each of the other executive officers of InsWeb that received a total salary and bonus in excess of $100,000 for the year ended December 31, 2005, and (iv) all current directors and executive officers of InsWeb as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding(2)
5% Stockholders
Hassan Elsawaf(3)	406,269	8.4%
Lloyd I. Miller III(4)	443,913	9.2%
Directors and Executive Officers
Hussein A. Enan(5)	1,531,746	31.8%
James M. Corroon(6)	36,273	*
Dennis H. Chookaszian(7)	41,116	*
Robert A. Puccinelli(8)	52,290	*
Thomas W. Orr(9)	40,700	*
William D. Griffin(10)	151,667	3.1%
L. Eric Loewe(11)	119,614	2.5%
Current directors and executive officers as a group (7 persons)(12)	1,973,406	41.0%

*                    Less than 1%.

(1)          The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)          Calculated on the basis of 4,087,094 shares of Common Stock outstanding as of April 26, 2006, except that shares of Common Stock underlying options exercisable within 60 days following May 26, 2006 are deemed outstanding for purposes of calculating the beneficial ownership of Common Stock of the holders of such options.

(3)          The address for Mr. Elsawaf is c/o InsWeb Corporation, 11290 Pyrites Way, Suite 200, Gold River, California 95670.

(4)          Based on information contained in a Schedule 13G filed by the stockholder with the Securities and Exchange Commission on April 24, 2006, the address for Mr. Miller is 4550 Gordon Drive, Naples, Florida 34102.

(5)          Includes 41,250 shares held by Mr. Enan’s spouse. Also includes 303,667 shares subject to options exercisable within 60 days following May 26, 2006. The address for Mr. Enan is c/o InsWeb Corporation, 11290 Pyrites Way, Suite 200, Gold River, California 95670.

(6)          Includes 36,273 shares subject to options exercisable within 60 days following April 26, 2006.

(7)          Includes 416 shares held by Mr. Chookaszian’s spouse, which he disclaims beneficial ownership of. Also, includes 40,700 shares subject to options exercisable within 60 days following April 26, 2006.

(8)          Includes 39,790 shares subject to options exercisable within 60 days following April 26, 2006.

(9)          Includes 40,700 shares subject to options exercisable within 60 days following April 26, 2006.

(10)   Includes 151,667 shares subject to options exercisable within 60 days following April 26, 2006.

(11)   Includes 119,614 shares subject to options exercisable within 60 days following April 26, 2006.

(12)   Includes 732,411 shares subject to options exercisable within 60 days following April 26, 2006.

Management

Executive Officers of the Registrant

As of April 26, 2006, InsWeb’s executive officers were as follows:

Name	Position With InsWeb	Age
Hussein A. Enan	Chairman of the Board and Chief Executive Officer	60
William D. Griffin	Chief Financial Officer	48
L. Eric Loewe	Senior Vice President, General Counsel and Secretary	48

Hussein A. Enan co-founded InsWeb in February 1995 and has served as its Chairman of the Board since its inception. Mr. Enan served as InsWeb’s Chief Executive Officer from February 1995 to June 2002 and was reinstated to that position in August 2004. Mr. Enan also served as InsWeb’s President from May 1999 to June 2000. From March 1992 to November 1994, Mr. Enan was a general partner at E.W. Blanch, a reinsurance intermediary that merged with his own wholly-owned company, Enan & Company, a reinsurance intermediary, in March 1992. Mr. Enan founded Enan & Company in February 1979.

William D. Griffin joined InsWeb in May 20001 as Chief Financial Officer. From August 1999 to February 2001, Mr. Griffin was Chief Financial Officer of ZipSend, Inc., an Internet services company, of which he was a co-founder. From October 1998 through August 1999, Mr. Griffin provided consulting services to various early stage Internet and technology companies. Prior to that, from May 1990 through September 1998, Mr. Griffin was Senior Vice President and Chief Financial Officer of Inference Corporation, a customer services software company.

L. Eric Loewe joined InsWeb in October 1998 as Corporate Counsel, Legal and Regulatory, responsible for all regulatory compliance issues, and has served as Senior Vice President and General Counsel since September 2000 and as Secretary since July 2001. Mr. Loewe held various positions with the National Association of Independent Insurers (the “NAII”) from January 1980 to September 1998. As Senior Counsel for the NAII, Mr. Loewe was responsible for legislation and regulations affecting its 570 member companies. Mr. Loewe is a member of the Illinois and California bars.

Directors

This section sets forth certain information about InsWeb’s current directors, including the Class I nominee to be elected at the annual meeting.

Name	Position with InsWeb	Age	Director Since
Class I director nominated for re-election at the 2006 Annual Meeting of Stockholders:
Robert A. Puccinelli(1)(2)(3)	Director	68	1998
Class II directors whose terms expire at the 2007 Annual Meeting of Stockholders:
James M. Corroon(1)(3)	Vice Chairman of the Board	66	1996
Thomas W. Orr(1)(2)(3)	Director	72	2003
Class III directors whose terms expire at the 2008 Annual Meeting of Stockholders:
Hussein A. Enan	Chairman of the Board	60	1995
Dennis H. Chookaszian(2)(3)	Director	62	2003

(1)          Member of the Audit Committee.

(2)          Member of the Compensation Committee.

(3)          Member of the Nominating and Corporate Governance Committee.

Robert A. Puccinelli has been a director of InsWeb since May 1998. From October 1985 until he retired in May 1995, Mr. Puccinelli was Chairman and Chief Executive Officer of Industrial Indemnity, a nationwide property and casualty insurance company.

James M. Corroon has been a director of InsWeb since August 1996 and has served as Vice Chairman of the Board since May 1999. Since September 2004, Mr. Corroon has served as Vice Chairman of Fort Point Insurance Services, Inc., an insurance brokerage firm. From July 1999 to December 2000, he was a full-time employee of InsWeb and a member of the senior management team. Mr. Corroon has been a director of Willis Corroon of California, an insurance services firm, since January 1996. From October 1966 to December 1995, Mr. Corroon held various management positions with Willis Corroon and its predecessor entity, Corroon & Black Corporation.

Thomas W. Orr has been a director of InsWeb since January 2003. Mr. Orr was a partner in the accounting firm of Bregante and Company from January 1992 to June 2002. From 1987 to 1991, Mr. Orr was Chief Financial Officer of Scripps League Newspaper, Inc. Prior to 1987, Mr. Orr worked for the accounting firm of Arthur Young & Company (predecessor to Ernst & Young, LLP) from 1958 until he retired as an audit partner in 1986.

Dennis H. Chookaszian has been a director of InsWeb since April 2003. From November 1999 until he retired in February 2001, Mr. Chookaszian was Chairman and Chief Executive Officer of mPower Advisors, L.L.C., an online investment advisory service firm. From September 1992 to February 1999, Mr. Chookaszian served as Chairman and Chief Executive Officer of the CNA insurance company, and prior to that held the positions of President and Chief Operating Officer (1990-1992) and Chief Financial Officer (1975-1990), respectively, of that company. Mr. Chookaszian serves on the boards of the Chicago Mercantile Exchange, Sapient Corporation, a business consulting and technology services firm, and Career Education Corporation, a postsecondary education provider.

The Board of Directors has determined that, other than Mr. Enan, each of the members of the Board is an independent director for purposes of the Nasdaq Marketplace Rules.

General Corporate Governance Matters

Available Information

You may obtain free copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports, as well as other Corporate Governance Materials on our website at http://investor.insweb.com, or by contacting our corporate office by calling (916) 853-3300, or by sending an e-mail message to investor@insweb.com.

We electronically file our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the Securities and Exchange Commission (SEC) pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. Any materials we file with the SEC are accessible to the public at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. The public may also utilize the SEC’s Internet website, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC website is http://www.sec.gov.

Board Meetings and Committees

During the year ended December 31, 2005, the Board of Directors of InsWeb held seven meetings. During that period, the Audit Committee of the Board held six meetings, the Compensation Committee of the Board held five meetings, and the Nominating and Corporate Governance Committee of the Board held one meeting. All directors attended or participated in more than 75% of the total number of meetings of the Board and any of the committees of the Board on which such director served during that period.

Audit Committee.   The current members of the Audit Committee are Messrs. Orr, Corroon and Puccinelli. Mr. Orr is chairman of the committee. The Board of Directors has determined that each of the members of the Audit Committee is independent for purposes of the Nasdaq Marketplace Rules as they apply to audit committee members. The Board of Directors has also determined that Mr. Orr is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. The functions of the Audit Committee include overseeing the quality of our financial reports and other financial information, retention of independent registered public accounting firm, reviewing and approving the planned scope, proposed fee arrangements and results of InsWeb’s annual audit, reviewing our critical accounting policies and the adequacy of our accounting and financial controls, and reviewing the independence of InsWeb’s accountants. For additional information concerning the Audit Committee, see “Report of the Audit Committee” and “Principal Accounting Firm Fees” below.

Compensation Committee.   The current members of the Compensation Committee are Messrs. Chookaszian, Orr and Puccinelli. Mr. Chookaszian is chairman of the committee. The Compensation Committee reviews and determines the salary and bonus criteria of and stock option grants to all executive officers. For additional information about the Compensation Committee, see “Report of the Compensation Committee on Executive Compensation” and “Executive Compensation and Other Matters” below.

Nominating and Corporate Governance Committee.   The current members of the Nominating and Corporate Governance Committee are Messrs. Chookaszian, Corroon, Orr and Puccinelli, each of whom is independent for purposes of the Nasdaq Marketplace Rules. Mr. Corroon is chairman of the committee. The functions of the Nominating and Corporate Governance Committee include selecting, evaluating and recommending to the Board qualified candidates for election or appointment to the Board, and recommending corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for the selection, and recommendation to the Board, of nominees for election as director. When considering the nomination of directors for election at an annual meeting, the Nominating and Corporate Governance Committee reviews the needs of the Board of Directors for various skills, background, experience and expected contributions and the qualification standards established from time to time by the Nominating and Corporate Governance Committee. When reviewing potential nominees, including incumbents, the Nominating and Corporate Governance Committee considers the perceived needs of the Board of Directors, the candidate’s relevant background, experience and skills and expected contributions to the Board of Directors. The Nominating and Corporate Governance Committee also seeks appropriate input from the Chief Executive Officer from time to time in assessing the needs of the Board of Directors for relevant background, experience and skills of its members.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to InsWeb a diversity of experience at policy-making levels in business and technology, and in areas that are relevant to InsWeb’s activities. Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective outlook and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are and have been affiliated. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all Board and committee responsibilities that will be expected of them. Members of the Board of Directors are expected to rigorously prepare for, attend and participate in all meetings of the Board of Directors and applicable committees. Other than the foregoing, there are no specific minimum criteria for director nominees, although the Nominating and Corporate Governance Committee believes that it is preferable that at least one member of the Board of Directors should meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable Nasdaq listing requirements, at least a majority of the members of the Board of Directors must meet the definition of “independent director” set forth in such requirements. The Nominating and Corporate Governance Committee also believes it appropriate for one or more key members of InsWeb’s management, including the Chief Executive Officer, to serve on the Board of Directors.

The Nominating and Corporate Governance Committee will consider candidates for director proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the Nominating and Corporate Governance Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating and Corporate Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. All incumbent directors and nominees will be required to submit a completed directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will also consider candidates for director recommended by a stockholder, provided that any such recommendation is sent in writing to General Counsel, InsWeb Corporation, 11290 Pyrites Way, Suite 200, Gold River, CA  95670-4481, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and contains the following information:

•       the candidate’s name, age, contact information and present principal occupation or employment; and

•       a description of the candidate’s qualifications, skills, background and business experience during at least the last five years, including his or her principal occupation and employment and the name and principal business of any company or other organization where the candidate has been employed or has served as a director.

The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

In addition, stockholders may make direct nominations of directors for election at an annual meeting, provided the advance notice requirements set forth in our Bylaws have been met. Under our Bylaws, written notice of any such nomination, including certain information and representations specified in the Bylaws, must be delivered to our principal executive offices, addressed to the General Counsel, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice must be received not later than the close of business on the tenth day following the day on which the public announcement of the date of such meeting is first made.

Stockholder Communications with Directors; Director Attendance at Annual Meetings

Stockholders may communicate with any and all members of our Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board) at the following address and fax number:

Name of the Director(s)
c/o Corporate Secretary
InsWeb Corporation
11290 Pyrites Way, Suite 200
Gold River, CA 95670
(916-853-3327) (FAX)

Communications from our stockholders received as indicated above will be forwarded to the indicated director or directors unless the communication is primarily commercial in nature or relates to an improper or irrelevant topic.

We do not have a policy regarding directors’ attendance at annual meetings. All directors attended the 2005 Annual Meeting.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees and officers and members of the Board of Directors. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at http://investor.insweb.com/index.cfm.

The Board has also adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each charter is available on the Company’s website at http://investor.insweb.com/index.cfm.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires InsWeb’s executive officers, directors and persons who beneficially own more than 10% of InsWeb’s Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish InsWeb with copies of all Section 16(a) forms filed by such persons.

Based on InsWeb’s review of reports furnished to InsWeb and representations from certain reporting persons, InsWeb believes that reports of changes in ownership (Form 4) during the year ended December 31, 2005 were timely filed, except for the reporting of the annual grant of options to directors in July 2005 which were reported in August 2005.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

The following table sets forth information for the years ended December 31, 2005, 2004 and 2003 concerning the compensation of the Chief Executive Officer and each of the other executive officers of InsWeb that received total salary and bonus compensation in excess of $100,000 for the year ended December 31, 2005.

SUMMARY COMPENSATION TABLE

Long term Compensation Awards
		Annual Compensation			Securities Underlying	All other
Name and Principal Position	Year	Salary	Bonus(1)		Options	Compensation(2)
Hussein A. Enan(3) Chairman of the Board and Chief Executive Officer	2005 2004 2003	$250,000 250,000 250,000	$	— — —	155,000 — 6,000	$6,250 6,240 6,250
William D. Griffin Chief Financial Officer	2005 2004 2003	$208,000 208,000 205,846	$	— 54,600 —	25,000 25,000 45,000	$5,772 6,240 6,000
L. Eric Loewe Senior Vice President, Secretary and General Counsel	2005 2004 2003	$182,000 182,000 180,117	$	— 31,850	25,000 15,000 25,000	$3,360 4,600 4,810

(1)          Bonuses are based on performance. See “Report of the Compensation Committee on Executive Compensation” below.

(2)          Represents employer contributions to InsWeb’s 401(k) plan.

(3)          Mr. Enan served as Chairman of the Board throughout the three-year period ended December 31, 2005. He also served as Chief Executive Officer until June 2002 and was reinstated to that position in August 2004.

Stock Options Granted in Fiscal 2005

The following table provides the specified information concerning grants of options to purchase InsWeb’s Common Stock made during the year ended December 31, 2005 to the persons named in the Summary Compensation Table.

OPTION GRANTS IN LAST FISCAL YEAR

		Individual Grants
	Number of	% of Total			Potential Realizable Value at
	Securities	Options			Assumed Annual Rates of
	Underlying	Granted to	Exercise		Stock Price Appreciation for
	Options	Employees in	Price	Expiration	Option Term(1)
Name	Granted(2)	Fiscal Year	($/Sh)(3)	Date	5%	10%
Hussein A. Enan	78,263	18.4	$2.79	2/10/2015	$137,322	$348,000
	71,737	16.8	$2.79	2/10/2015	$125,871	$318,982
	5,000	1.2	$3.25	7/1/2015	$10,220	$25,898
William D. Griffin	20,057	4.7	$2.79	2/10/2015	$35,192	$89,184
	4,943	1.2	$2.79	2/10/2015	$8,673	$21,979
L. Eric Loewe	25,000	5.9	$2.79	2/10/2015	$43,865	$111,164

(1)          Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent hypothetical gains based on certain assumed rates of appreciation in accordance with Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of InsWeb’s Common Stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2)          Options granted under the 1997 Stock Option Plan generally vest and become exercisable over a three-year period from the date of grant. These options generally vest at the rate of one-third on the first anniversary of the date of grant and 1/36th per month thereafter for each full month of the optionee’s continuous employment with InsWeb. On October 19, 2005, the Compensation Committee of the Board of Directors approved the acceleration of vesting of all stock options outstanding as of October 19, 2005 held by employees and the Company’s Section 16 officers.  Under the 1997 Stock Option Plan, the Board retains discretion to modify the terms, including the prices, of outstanding options. For additional information regarding options, see “Report of the Compensation Committee on Executive Compensation.”

(3)          All options were granted at market value of InsWeb’s Common Stock on the date of grant.

Option Exercises and Fiscal 2005 Year-End Values

The following table provides the specified information concerning exercises of options to purchase InsWeb’s Common Stock in the fiscal year ended December 31, 2005, and unexercised options held as of December 31, 2005, by the persons named in the Summary Compensation Table above:

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired on	Value	Options at Fiscal Year-End		Fiscal Year-End(1)
Name	Exercise	Realized	Exercisable(2)	Unexercisable(2)	Exercisable	Unexercisable
Hussein A. Enan	—	$—	303,667	—	$78,750	$—
William D. Griffin	—	$—	151,667	—	$69,000	$—
L. Eric Loewe	—	$—	119,614	—	$44,000	$—

(1)          Based on a fair market value of $3.30, the closing price of InsWeb’s Common Stock on December 31, 2005, as reported by The Nasdaq National Market, less the exercise price payable for such shares.

(2)          These options generally vest over a three-year period from the date of grant. See Footnote (2) of “Option Grants in Last Fiscal Year.” The options listed in the “Exercisable” column had vested as of December 31, 2005.

Equity Compensation Plan Information

InsWeb currently maintains three equity compensation plans that provide for the issuance of InsWeb Common Stock to employees, officers, directors, independent contractors and consultants of InsWeb and its subsidiaries. These consist of the 1997 Stock Option Plan, the Senior Executive Option Plan and the 1999 Employee Stock Purchase Plan, all of which have been approved by the stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2005:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	1,464,000	$6.98	888,000
Equity compensation plans not approved by security holders	—	—	—

Compensation Committee Interlocks and Insider Participation

None of our Compensation Committee members is an officer or employee of the Company. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving on our Compensation Committee.

Compensation of Directors

For the year ended December 31, 2005, each non-employee director received an annual retainer of $30,000 payable on a quarterly basis, and fees of $2,500 for each regularly scheduled Board meeting attended. The chairman of the Audit Committee received an additional fee of $2,500 for each regularly scheduled Audit Committee meeting attended. In addition, each director was reimbursed for reasonable expenses incurred in attending meetings of the Board.

On April 20, 2006, the Compensation Committee approved and the Board of Directors ratified a change in the compensation for non-employee members of the Board of Directors. Non-employee directors Mr. Corroon, Mr. Orr and Mr. Puccinelli will receive an annual retainer of $20,000, payable on a semi-annual basis, and each will receive an option grant of 20,000 options, which vest over one-year. Non-employee director Mr. Chookaszian will receive an annual retainer of $10,000, payable on an annual basis, and an option grant of 30,000 options, which vests over one-year. The chairman of the Audit Committee, Mr. Orr, will receive an additional fee of $2,500 for each regularly scheduled Audit Committee meeting attended. The annual retainer relates to the twelve-month period from January 1, 2006 through December 31, 2006. In addition, each director will be reimbursed for reasonable expenses incurred in attending meetings of the Board.

In addition, all directors will continue to receive an annual grant of options to purchase 5,000 shares, with the date of grant being on or about July 1 of each year that they serve. These options are fully vested. As with all options, the per-share exercise price of each such option will equal the fair market value of a share of Common Stock on the date of grant.

Employment Contracts and Termination of Employment and Change of Control Arrangements

We have no long-term employment agreements with any of our key personnel. However, the executive officers and certain other key members of management are eligible to participate in the InsWeb Executive Retention and Severance Plan approved by the Board of Directors on June 14, 2004. Participants in the Plan are entitled to receive cash severance payments and health and medical benefits in the event their employment is terminated in connection with a change in control. Participants will also receive the benefits if InsWeb terminates their employment other than for “cause” or if the participant voluntarily terminates his employment for “good reason” following certain specified actions by InsWeb. Upon any other termination of employment, the participant will be entitled only to accrued salary and any other vested benefits through the date of termination.

InsWeb’s 1997 Stock Option Plan provides that, in the event of a change in control of InsWeb, any outstanding option that is not assumed or substituted by the acquiring corporation will become fully vested. Further, the option agreements applicable to options granted under the 1997 Stock Option Plan provide for full acceleration of vesting if, within 12 months following a change in control, the optionee’s employment is terminated without cause or the optionee resigns for “good reason,” as defined in such option agreements.

Certain Relationships and Related Transactions

Negotiated common stock repurchases

In March 2005, the Board of Directors authorized management to repurchase 755,821 shares of InsWeb common stock, consisting of 531,947 shares held by Nationwide Mutual Insurance Company and 223,874 shares held by Century Capital Partners, L.P. These shares represented 16% of InsWeb’s total outstanding common stock at that date and were purchased for $1,738,000, or $2.30 per share. Subsequent to the closing of these transactions, Nationwide Mutual and Century Capital held no shares.

Accelerated vesting of employee stock options

On October 19, 2005, the Compensation Committee of the Board of Directors of InsWeb Corporation approved the acceleration of vesting of all stock options outstanding as of October 19, 2005 held by employees and the Company’s Section 16 officers (the “Acceleration”). Options to purchase approximately 496,000 shares of common stock, or 33% of the total outstanding options, with varying remaining vesting schedules, were subject to the Acceleration and became immediately exercisable. All other terms and conditions applicable to such options, including the exercise prices, remain unchanged. As a result of the

Acceleration, the Company expects to reduce its exposure to the effects of FAS 123(R), which will require companies to recognize stock-based compensation expense associated with stock options based on the fair value method.

Subsequent Event

On April 20, 2006, the Compensation Committee of the Board of Directors (the “Committee”) of InsWeb Corporation approved the 2006 compensation plan for the company’s three executive officers: the Chief Executive Officer, Chief Financial Officer, and General Counsel and Secretary. The compensation plan is comprised of base compensation, incentive compensation and option grants. In approving the 2006 compensation plan, the Committee reviewed, among other things, compensation for comparable publicly traded companies in the insurance and other financial services sectors.

As recommended by the Committee and approved by the Board of Directors, the 2006 base compensation for each of the executive officers is as follows: the Chief Executive Officer’s base compensation is unchanged at $250,000 per year; the Chief Financial Officer’s base compensation is increased to $230,000 per year; and the General Counsel and Secretary’s base compensation is increased to $200,000 per year. The incentive compensation component applies to key managers of InsWeb Corporation above a certain salary grade, including the Chief Financial Officer and the General Counsel and Secretary, but does not include the Chief Executive Officer. If profitability is achieved, subject to certain adjustments, in the fourth quarter of 2006, the Chief Financial Officer and the General Counsel and Secretary each would receive incentive compensation of $30,000.

To align the compensation of the executive officers with increased shareholder value, the 2006 compensation plan also provides an option grant of 20,000 to both the Chief Financial Officer and the General Counsel and Secretary; in addition, the approved 2006 compensation plan provides a performance option grant of 50,000 options to the Chief Executive Officer, and a performance option grant of 10,000 options to both the Chief Financial Officer and the General Counsel and Secretary, which will vest only upon achievement of certain specified financial objectives.

REPORT OF THE COMPENSATION COMMITTEE ON
EXECUTIVE COMPENSATION

The current members of the Compensation Committee are Mr. Chookaszian, Mr. Orr and Mr. Puccinelli. The Compensation Committee is responsible for setting and administering the policies governing compensation of the executive officers of InsWeb. The Compensation Committee reviews the performance and compensation levels for executive officers , sets salary levels and approves cash and incentive compensation. The Compensation Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

The goals of InsWeb’s executive officer compensation policies are to attract, retain and reward executive officers who contribute to InsWeb’s success, to align executive officer compensation with InsWeb’s performance and to motivate executive officers to achieve InsWeb’s business objectives. InsWeb uses salary, bonus compensation and option grants to attain these goals. The Compensation Committee reviews compensation surveys prepared by management of InsWeb and by outside compensation consultants to compare InsWeb’s compensation package with that of similarly sized high technology companies in InsWeb’s geographic area. In preparing the performance graph set forth in the section entitled “Comparison of Stockholder Return,” InsWeb has selected the AMEX Internet Index as its published industry index; however, the companies included in InsWeb’s salary surveys are not necessarily those included in this index, because companies in the index may not compete with InsWeb for executive talent, and companies which do compete for executive officers may not be publicly traded.

Base salaries of executive officers are reviewed annually by the Compensation Committee and adjustments are made based on (i) salary recommendations from the Chairman and Chief Executive Officer, (ii) individual performance of executive officers for the previous fiscal year, (iii) financial results of InsWeb for the previous year and (iv) reports to the Compensation Committee from outside compensation consultants concerning competitive salaries, scope of responsibilities of the officer position and levels paid by similarly-sized high technology companies in InsWeb’s geographic area.

InsWeb strongly believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders, and therefore makes periodic grants of stock options under the 1997 Stock Option Plan and the Senior Executive Nonstatutory Stock Option Plan. Historically, the size of an option grant to an executive officer has generally been determined with reference to similarly sized high technology companies in InsWeb’s geographical area, the responsibilities and expected future contributions of the executive officer, previous grants to that officer, as well as recruitment and retention considerations. To assist InsWeb in retaining and motivating key employees, option grants generally vest over a three-year period from the date of grant. During 2005, the Compensation Committee approved stock option grants to certain of the executive officers consistent with these criteria. See “Option Grants in Last Fiscal Year.”

Mr. Enan’s compensation as Chief Executive Officer during the 2005 fiscal year was determined by the Compensation Committee using the same general philosophy and criteria used for other executive officers as described above.

COMPENSATION COMMITTEE Dennis H. Chookaszian (Chair) Thomas W. Orr Robert A. Puccinelli

REPORT OF THE AUDIT COMMITTEE

The current members of the Audit Committee are Mr. Orr, Mr. Corroon and Mr. Puccinelli. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

The Audit Committee oversees the quality of InsWeb’s financial statements and financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity, in all material respects, of those audited financial statements with United States generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1), and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Thomas W. Orr (Chair) James M. Corroon Robert A. Puccinelli

PRINCIPAL ACCOUNTANT FEES

The following table sets forth the aggregate fees billed to InsWeb for the years ended December 31, 2005 and 2004 by InsWeb’s principal accounting firm, Ernst & Young LLP:

	2005	2004
Audit Fees(1)	$556,000	$506,500
Audit-Related Fees(2)	30,000	27,500
Tax Fees(3)	68,752	56,105
	$654,752	$590,105

(1)          Audit fees consist of fees billed for services related to the audit of InsWeb’s financial statements (including required quarterly reviews) and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on the Company’s consolidated financial statements.

(2)          Audit-related fees consist of fees billed for services related to assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm. Audit-related services in 2005 and 2004 consisted of the audit of the Company’s employee benefit plan.

(3)          Tax fees consist of fees billed for services related to tax return preparation, tax compliance, tax planning and tax advice.

The Audit Committee considered the role of Ernst & Young LLP in providing non-audit services to InsWeb and has concluded that such services are compatible with Ernst & Young’s independence as InsWeb’s independent registered public accounting firm.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the chair of the Audit Committee the authority to approve permitted services, provided that the chair reports any decisions to the Audit Committee at its next scheduled meeting.

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the annual percentage change in the cumulative total return on InsWeb’s Common Stock with the cumulative total returns of the Standard & Poor’s 500 Index and the AMEX Internet Index for the five-year period ending on December 31, 2005.(1)

Comparison of Cumulative Total Return from July 23, 1999 through December 31, 2005(1):
InsWeb Corporation, Standard & Poor’s 500 Index and AMEX Internet Index

	7/23/99	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
InsWeb Corporation	$100.00	$150.35	$5.18	$4.17	$1.59	$4.52	$2.40	$3.24
Standard & Poor’s 500 Index	$100.00	$108.00	$97.05	$84.30	$64.84	$81.94	$89.31	$89.12
AMEX Internet Index	$100.00	$194.32	$94.76	$49.46	$28.13	$48.69	$58.88	$59.64

(1)          Assumes that $100.00 was invested on July 23, 1999, at the closing price of InsWeb’s initial public offering, in InsWeb’s Common Stock and each index. No cash dividends have been declared on InsWeb’s Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

InsWeb has a classified Board of Directors consisting of one Class I director (Mr. Puccinelli), two Class II directors (Mr. Corroon and Mr. Orr), and two Class III directors (Mr. Enan and Mr. Chookaszian) who will serve until the Annual Meetings of Stockholders to be held in 2006, 2007 and 2008, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting date.

The term of the Class I director will expire on the date of the 2006 annual meeting. Accordingly, one person is to be elected to serve as the Class I director of the Board of Directors at the meeting. Management’s nominee for election by the stockholders to the position is the current Class I director, Robert A. Puccinelli. Please see “Information About InsWeb-Management” above for information concerning the nominee. If elected, the nominee will serve as director until InsWeb’s Annual Meeting of Stockholders in 2009 and until his successor is elected and qualified. If the nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although InsWeb knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as InsWeb may designate.

Vote Required and Board of Directors’ Recommendation

If a quorum is present, the one nominee for Class I director receiving the highest number of votes will be elected as the Class I director. Abstentions and broker non-votes have no effect on the vote.

The Board of Directors recommends a vote “FOR” the nominee named above.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of InsWeb’s Board of Directors has selected Ernst & Young LLP as InsWeb’s independent registered public accounting firm to audit the consolidated financial statements of InsWeb for the fiscal year ending December 31, 2006. Ernst & Young LLP has acted in such capacity since its appointment in fiscal year 2001. A representative of Ernst & Young LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively at the annual meeting of stockholders at which a quorum representing a majority of all outstanding shares of Common Stock of InsWeb is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes will have any effect on the outcome of the proposal.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as InsWeb’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Under InsWeb’s bylaws, in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of InsWeb. To be timely, such notice must be delivered to or mailed and received at InsWeb’s principal executive offices, not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

In connection with InsWeb’s next annual meeting of stockholders, under the Securities and Exchange Commission Rule 14a-4, management may solicit proxies that confer discretionary authority to vote with respect to any non-management proposal unless InsWeb has received notice of the proposal not later than March 23, 2007.

Proposals of stockholders intended to be included in InsWeb’s proxy statement for the next annual meeting of the stockholders of InsWeb must be received by InsWeb at its offices at 11290 Pyrites Way, Suite 200, Gold River, California 95670, no later than January 12, 2007, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in InsWeb’s proxy statement for that meeting.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no business that will be conducted at the 2006 Annual Meeting of Stockholders of InsWeb other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

L. Eric Loewe
Senior Vice President, Secretary and General Counsel
April 28, 2006

Please mark

™            votes as in this example

The Board of Directors recommends a Vote “FOR” the following proposals:

FOR all nominees listed at right / /	WITHHOLD AUTHORITY to vote (except as marked to the contrary below) for all nominees listed at right. / /

1.	To elect the following one (1) person as the Class I director to hold office for a three-year term and until his respective successor is elected and qualified:

NOMINEES: ROBERT A. PUCCINELLI

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY

INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME BELOW.)

		FOR	ABSTAIN	AGAINST
2.	To consider, approve and ratify the appointment of Ernst & Young LLP as independent auditors for InsWeb for the fiscal year ending December 31, 2006	™	™	™

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

MARK HERE FOR ADDRESS CHANGE AND / / NOTE AT LEFT

MARK HERE IF YOU PLAN TO ATTEND THE / / MEETING

	Date:	, 2006
Signature

Please sign here. If shares of stock are held jointly, both or all of such persons should sign. An authorized person should sign Corporate or partnership proxies in full corporate or partnership name. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.